Forethought Life Insurance Company

BROKER-DEALER SALES
AND SUPERVISION AGREEMENT

This Broker-Dealer Sales and Supervision Agreement (“Agreement”) is made by and between, Forethought Distributors, LLC as Principal Underwriter, with respect to Securities and Exchange Commission (“SEC”) registered contracts, and as Distributor a broker-dealer registered with the SEC under the Securities and Exchange Act of 1934 (“1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (“Distributor”) Forethought Life Insurance Company  (“Company”), and [              ] an independent broker-dealer registered with the SEC under the 1934 Act and a member of the FINRA (“Broker-Dealer”), and any and all undersigned insurance agency affiliates (“Affiliates”) of Broker-Dealer.  Distributor and Company are sometimes collectively referred to as (“Forethought”).

WITNESSETH

WHEREAS, Company offers certain variable and modified guaranteed annuity contracts which are deemed to be securities under the Securities Act of 1933 (the “Registered Products”) and other nonregistered life policies, annuity contracts and/or annuity/long term care combination products (“Nonregistered Products, and with the “Registered Products, collectively the “Products”); and

WHEREAS, Company wishes to appoint the Broker-Dealer and Affiliates as agents of the Company for the solicitation and procurement of applications for those specific Products listed in Exhibit A hereto, as the same may be amended from time to time; and

WHEREAS, Distributor is the principal underwriter of the Registered Products; and

WHEREAS, Distributor anticipates having representatives who are associated with Broker-Dealer, who are FINRA registered and are duly licensed under applicable state insurance law and who are, where required, appointed as insurance agents of Company to solicit and sell the Registered and Nonregistered Products (“Registered Representatives”); and

WHEREAS, Distributor and the Company acknowledge that Broker-Dealer will provide certain supervisory and administrative services to Registered Representatives who are associated with the Broker-Dealer in connection with the solicitation, service and sale of the Registered and Nonregistered Products; and

WHEREAS, Broker-Dealer agrees to provide the aforementioned supervisory and administrative services to its Registered Representatives who have been appointed by the Company to sell the Registered and Nonregistered Products.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree to the following:

1.                                      Appointment of the Broker-Dealer

Company hereby appoints, effective upon compliance with individual state requirements, Broker-Dealer and Affiliates, if any, as an agent of the Company for the solicitation and procurement of applications for the Products offered by the Company,  in all states in which the Company is authorized to do business and in which Broker-Dealer or any Affiliates are properly insurance licensed.  Broker-Dealer shall supervise Registered Representatives in the solicitation, servicing and sale of the Products in accordance with all applicable securities laws.  The Company hereby authorizes Broker-Dealer under applicable state insurance laws to supervise Registered Representatives in connection with the solicitation, servicing and sale of the Company Registered and Nonregistered Products.

2.                                      Authority of the Broker-Dealer

2.1                               Broker-Dealer has the authority to represent Distributor and Company only to the extent expressly granted in this Agreement.  Broker-Dealer and any associated Registered Representatives shall not hold themselves out to be employees of Company or Distributor in any dealings with the public.  Broker-Dealer and any Registered Representatives shall be independent contractors as to Distributor or Company.  Nothing contained herein is intended to create a relationship of employer and employee between Broker-Dealer and Distributor or Company or between Registered Representatives and Distributor or Company.

2.2                               Pursuant to the representative representations set forth in Items 15A-4 and 15A-8 of the FINRA Form U-4, Company is authorized to seek background and investigative consumer reports as to any Registered Representative submitted for appointment to sell Company products.

3.                                      Broker-Dealer Representation

3.1                               Broker-Dealer represents that it is a registered broker-dealer under the 1934 Act, a member in good standing of the FINRA, and a registered broker-dealer under applicable state law to the extent necessary to perform the duties described in this Agreement.  Broker-Dealer represents that its Registered Representatives, who will be soliciting applications for the Registered Products, will be duly Registered Representatives associated with Broker-Dealer and that they will be representatives in good standing with accreditation as required by the FINRA to sell the Registered Products.  Broker-Dealer agrees to abide by all rules and regulations of the FINRA, including its Conduct Rules, and to comply with all applicable state and federal laws and rules and regulations of the authorized regulatory agencies affecting the sale of the Products by Broker-Dealer or any of its associated Registered Representatives.

3.2                               Broker-Dealer represents that it complies with the provisions of 31 U.S.C. Section 5318(h), also known as Section 352 of the USA PATRIOT Act, and all applicable implementing regulations promulgated by either the Secretary of the United States Treasury or the Securities and Exchange Commission.  Such compliance shall include but not be limited to the development and implementation of an anti-money laundering program; “Know Your Customer” identification and verification procedures in compliance with implementing regulations promulgated pursuant to Section 326 of the USA PATRIOT Act; financial transaction monitoring/surveillance procedures to determine whether any client is engaging in suspicious activities that should be reported to the United States Treasury Department’s Financial Crimes Enforcement Network office; and a protocol to facilitate appropriate federal regulatory examiners obtaining information and records regarding your anti-money laundering program and to conduct inspections for purposes of the program.

Broker-Dealer represents it will not sell any Forethought Life Insurance Company products to: (1) any investor listed on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, and for which any Forethought Life Insurance Company transactions with such investor are prohibited under the various economic sanctions laws and regulations administered by OFAC, or (2) a foreign shell bank.  A foreign shell bank is defined as a bank that (a) does not maintain a physical presence in any jurisdiction; and (b) is not (i) an affiliate of a bank that maintains a physical presence and (ii) subject to regulation by the governmental authority that regulates the non-shell bank affiliate.

Broker-dealer represents it will cooperate and share information with Company pursuant to Sections 312 and 313 of the USA PATRIOT Act so as to enable each of us to conduct enhanced due diligence monitoring of customer activity involving any customer identified as a senior foreign political figure or maintaining a residence in a jurisdiction deemed non-cooperative in the fight against international money laundering by the Financial Action Task Force.

Broker-dealer represents it will cooperate and share information with Company with respect to suspicious client activities or ‘red flag’ events, and help investigate and resolve whether particular transactions are or are not suspicious, and in the preparation of Suspicious Activity Reports to the Financial Crimes Enforcement Network.

Broker-Dealer acknowledges that non-cooperation with these Anti-Money Laundering provisions constitutes a reason for the termination of this Agreement.

4.                                      Broker-Dealer Obligations

4.1                               Training and Supervision

Broker-Dealer has full responsibility for the training and supervision of all Registered Representatives and any other persons associated with Broker-Dealer and any other persons who are engaged directly or indirectly in the offer or sale of the Products.  Broker-Dealer shall, during the term of this Agreement, establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its Registered Representatives including all applicable continuing education requirements.  Company and Distributor reserve the right to monitor the Broker-Dealer’s Registered Representatives as to sales supervision and continuing education.

If a Registered Representative ceases to be a Registered Representative of Broker-Dealer, is disqualified for continued FINRA registration or has its registration suspended by the FINRA or otherwise fails to meet the rules and standards imposed by Broker-Dealer, Broker-Dealer shall immediately notify such Registered Representative that he or she is no longer authorized to solicit applications for the sale of Products on behalf of the Company.  Broker-Dealer shall immediately notify the Company of such termination or suspension or failure to abide by the rules and standards of Broker-Dealer.

4.2                               Solicitation

Broker-Dealer agrees to supervise its Registered Representatives so that they will only solicit applications in states where the Products are approved for sale and where the Registered Representatives are properly licensed and appointed in accordance with applicable state laws and the Company’s rules, procedures and ethical standards then in effect.  Company shall notify Broker-Dealer of the availability of the Products in each state.

4.3                               Improper Replacement

Broker-Dealer and its Registered Representatives shall not make any misrepresentation or in complete comparison of products for the purpose of inducing a current or potential contract owner or policyholder to lapse, forfeit or surrender his or her current insurance contract in favor of purchasing Company’s or other insurer’s product.  Communication with clients shall include sufficient information regarding the appropriateness of the transaction to allow the client to make an informed decision.

4.4                               Prospectus Delivery and Suitability Requirements

Broker-Dealer shall ensure that its Registered Representatives comply with the prospectus delivery requirements under the Securities Act of 1933, if applicable.  In addition, Broker-Dealer shall ensure that its Registered Representatives shall not make recommendations to an applicant to purchase a Product in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, as required by applicable state insurance laws, the suitability requirements of the 1934 Act and the FINRA Conduct Rules.  Broker-Dealer shall ensure that each application obtained by its Registered Representatives shall bear evidence of approval by one of its principals indicating that the application has been reviewed for suitability.  Broker-Dealer will certify annually to Company that it has proper controls in place to ensure compliance with suitability requirements.  Further, Company may from time to time review select transactions for compliance with suitability requirements.

4.5                               Promotional Material

Broker-Dealer and its Registered Representatives are not authorized to provide any information or make any representation in connection with this Agreement or the solicitation of the Products other than those contained in the prospectus, buyers guide or in other promotional material produced or authorized by Company and Distributor.

Broker-Dealer agrees that if it develops any promotional material for sales, training, explanatory or other purposes in connection with the solicitation of applications for Products, including generic advertising, illustrations and/or training materials which may be used in connection with the sale of Products, it will obtain the prior written approval of Company for each such piece, such approval not to be unreasonably withheld.  Company may periodically re-review materials it has approved for continued compliance with applicable law and Company policy. Broker-Dealer agrees that it has full responsibility for any training or other promotional material it distributes to sales personnel unless the prior written approval of Company has been obtained.

4.6                               Record Keeping

Broker-Dealer is responsible for maintaining the records of its Registered Representatives.  Broker-Dealer shall maintain such other records as are required of it by applicable laws and regulations.  The books, accounts and records maintained by Broker-Dealer that relate to the sale of the Products, or dealings with the Company or Distributor, shall be maintained so as to clearly and accurately disclose the nature and details of each transaction.

Broker-Dealer acknowledges that all the records maintained by Broker-Dealer relating to the solicitation, service or sale of the Products subject to this Agreement, including but not limited to applications, authorization cards, complaint files, supervisory and inspection procedures and suitability reviews, shall be available to Company and Distributor upon request during normal business hours.  Company and Distributor may retain copies of any such records which Company and Distributor, in their discretion, deem necessary or desirable to keep.

4.7                               Refund of Compensation

Broker-Dealer agrees to repay Company the total amount of any compensation which may have been paid to it within thirty (30) business days of notice of the request for such refund should Company for any reason return any premium on a Product which was solicited by a Registered Representative of Broker-Dealer.

4.8                               Premium Collection

Broker-Dealer and Registered Representatives only have the authority to collect initial premiums except as specifically set forth in the applicable commission schedule.  Unless previously authorized by Company, neither Broker-Dealer nor any of its Registered Representatives shall have any right to withhold or deduct any part of any premium it shall receive for purposes of payment of commission or otherwise.

5.                                      Company’ and/or Distributor’ Obligations

5.1                               Prospectus/Promotional Material

Company will provide Broker-Dealer with reasonable quantities of the currently effective prospectus for the Registered Products and appropriate sales promotional material which has been filed with the FINRA, approved by Company and filed as applicable with state insurance departments.

5.2                               Compensation

Company will pay Broker-Dealer as full compensation for all services rendered by Broker-Dealer under this Agreement, commissions and/or service fees in the amounts, in the manner and for the period of time as set forth in the Commission Schedules attached to this Agreement or subsequently made a part hereof, and which are in effect at the time such Products are sold.  The manner of commission payments (i.e. including without limitation fronted or trail) is not subject to change after the effective date of a contract for which the compensation is payable.

Some Registered Representatives seek and receive marketing/ sales support from a producer group.  Sales support may include seminars, training of product features, needs analysis consultation and medical history analysis (underwriting sub-standard risks).  In exchange for ready access to such sales support, these representatives may elect to receive a different rate of compensation.

Company may change the Commission Schedules attached to this Agreement at any time.  Such change shall become effective only when Distributor or Company provide the Broker-Dealer with written notice of the change.  No such change shall affect first-year commissions on any contracts issued as a result of applications received by Company at Company’s Annuity Service Center prior to the effective date of such change.

Distributor agrees to identify to Broker-Dealer, for each such payment, the name of the Registered Representative of Broker-Dealer who solicited each contract covered by the payment.  Distributor will not compensate Broker-Dealer for any Product which is tendered for redemption after acceptance of the application.

Any chargebacks will be assessed against the Broker-Dealer of record at the time of the redemption.

Distributor will only compensate Broker-Dealer or Affiliates, as outlined below, for those applications accepted by Company, and only after receipt of the required premium by Company at Company’ Annuity Service Center or at such other location as Company may designate from time to time for its various lines of business, and compliance by Broker-Dealer with any outstanding contract and prospectus delivery requirements.

In the event that this Agreement terminates due to fraudulent activities or a material breach of this Agreement by the Broker-Dealer, Distributor will only pay to Broker-Dealer or Affiliates commissions or other compensation earned prior to discovery of events requiring termination.  No further commissions or other compensation shall thereafter be payable.

5.3                               Compensation Payable to Affiliates

If Broker-Dealer is unable to comply with state licensing requirements because of a legal impediment which prohibits a non-domiciliary corporation from becoming a licensed insurance agency or prohibits non-resident ownership of a licensed insurance agency, Distributor agrees to pay compensation to Broker-Dealer’s contractually affiliated insurance agency, a wholly-owned agency affiliate of Broker-Dealer, or a Registered Representative or principal of Broker-Dealer who is properly state licensed and/or appointed.  As appropriate, any reference in this Agreement to Broker-Dealer shall apply equally to such Affiliate.  Distributor agrees to pay compensation to an Affiliate subject to Affiliate’s agreement to comply with the requirements of Exhibit B attached hereto.  All other obligations of Broker-Dealer continue to apply.

5.4                               Appointment of Agent/Registered Representatives

Company, subject to internal standards for appointment of agents/Registered Representatives, shall appoint all agents/Registered Representatives designated by Broker-Dealer prior to any solicitation of Products, unless specifically allowed by state law.  Such appointments shall be at the Company expense.  The Company shall not terminate any designated agent/Registered Representative for non-production without prior written notice to Broker-Dealer.

6.                                      Termination

6.1                               This Agreement may be terminated by Distributor or Broker-Dealer by giving sixty (60) days’ notice in writing to the other parties.

6.2                               Such notice of termination shall be sent by registered mail to the last known address of Broker-Dealer appearing on Company’s records, or in the event of termination by Broker-Dealer, to the Executive Office of Forethought Life Insurance Company, attention Mary Cavanaugh General Counsel, 3200 Southwest Freeway, Suite 1300, Houston, Texas 77027.

6.3                               Such notice shall be an effective notice of termination of this Agreement as of the time the notice is deposited in the United States mail or the time of actual receipt of such notice if delivered by means other than mail.

6.4                               This Agreement shall automatically terminate without notice upon the occurrence of any of the events set forth below:

6.4.1                     Upon the bankruptcy or dissolution of Broker-Dealer.

6.4.2                     When and if Broker-Dealer commits fraud or gross negligence in the performance of any duties imposed upon Broker-Dealer by this Agreement or wrongfully withholds or misappropriates, for Broker-Dealer’s own use, funds of Company, its policyholders or applicants.

6.4.3                     When and if Broker-Dealer materially breaches this Agreement or materially violates any applicable state or federal law and/or administrative regulation in a jurisdiction where Broker-Dealer transacts business.

6.4.4                     When and if Broker-Dealer fails to obtain renewal of a necessary license in any jurisdiction, but only as to that jurisdiction and only until Broker-Dealer renews its license in such jurisdiction.

6.5                               The parties agree that on termination of this Agreement, any outstanding indebtedness to Company shall become immediately due and payable.

7.                                      General Provisions

7.1                               Complaints and Investigations

Broker-Dealer shall cooperate with Company in the investigation and settlement of all complaints or claims against Broker-Dealer and/or Company relating to the solicitation or sale of the Products under this Agreement.  Broker-Dealer, Distributor and Company each shall promptly forward to the others any complaint, notice of claim or other relevant information which may come into its possession.  Broker-Dealer, Distributor and Company agree to cooperate fully in any investigation or proceeding in order to attempt to achieve a prompt and equitable resolution to all complaints or claims and to ensure that Broker-Dealer’s, Distributor’s and Company’s procedures with respect to related solicitation or servicing are consistent with any applicable law or regulation.

In the event any legal process or notice is served on Broker-Dealer in a suit or proceeding against Distributor or Company, Broker-Dealer shall forward forthwith such process or notice to Forethought Life Insurance Company at its Executive Office located at 3200 Southwest Freeway, Suite 1300, Houston, Texas 77027, by registered mail.

The provisions of this sections hall remain in full force and effect regardless of any termination of this Agreement.

7.2                               Waiver

The failure of Distributor or Company to enforce any provisions of this Agreement shall not constitute a waiver of any such provision.  The past waiver of a provision by Distributor or Company shall not constitute a course of conduct or a waiver in the future of that same provision.

7.3                               Indemnification

7.3.1                     Indemnity Definitions.  The following definitions shall apply for purposes of this Section 7.3:

“Claim” means any civil, administrative and/or criminal action, claim, suit, and/or legal proceeding of any kind that is brought against an Indemnitee by a third party (the “Claimant”) unaffiliated with such Indemnitee.

“Costs” means any damages, settlements, judgments, losses, expenses interest, penalties, reasonable legal fees and disbursements (including without limitation fees and costs for investigators, expert witnesses and other litigation advisors) and other costs incurred by an Indemnitee to investigate, defend or settle a Claim, except that no settlement payments shall be included in Costs unless the applicable Indemnitor has given its prior express written consent to the settlement, which consent shall not be unreasonably withheld.  Costs shall not include any expenses for any investigation or defense of a Claim incurred by Indemnitee after the date on which Indemnitor gives notice of its election to assume the defense of such Claim.

7.3.2                     Parties Liability.

(i)                                     Broker-Dealer shall indemnify and hold Distributor and Company, and each of their respective directors, officers, and employees, harmless from any Costs sustained by Company and/or the Distributor (including reasonable attorneys’ fees) on account of any claim, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Broker-Dealer or any Affiliate contained in this Agreement; (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Broker-Dealer or any Affiliate; (c) negligent, fraudulent, illegal or wrongful action or inaction by Broker-Dealer or any Affiliate or by persons employed or appointed by Broker-Dealer.  In any of the foregoing cases Broker-Dealer or any Affiliate shall be an “Indemnitor” as such term is used in this Agreement and each of the Distributor and the Company, and each of their directors, officers and employees, as applicable, shall be an “Indemnitee” as such term is used in this Agreement.

(ii)                                  Each Affiliate shall indemnify and hold Distributor and Company, and each of their respective directors, officers, and employees, harmless from any Costs sustained by Company or Distributor (including reasonable attorneys’ fees) on account of any claim, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of the Affiliate contained in this Agreement; (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Affiliate; (c) negligent, fraudulent, illegal or wrongful action or inaction by the Affiliate or by persons employed or appointed by the Affiliate.  In any of the foregoing cases the Affiliates shall be an “Indemnitor” as such term is used in this Agreement and each of the Distributor and the Company, and each of their directors, officers and employees, as applicable, shall be an “Indemnitee” as such term is used in this Agreement.

(iii)                               Distributor shall indemnify and hold Broker-Dealer, and its directors, officers, and employees, harmless from any Costs sustained by Broker-Dealer (including reasonable attorneys’ fees) on account of, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Distributor contained in this Agreement; (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Distributor; (c) negligent, fraudulent, illegal or wrongful action or inaction by Distributor or by persons employed or appointed by Distributor other than Broker-Dealer or its employees or appointees.  In any of the foregoing cases Distributor shall be an “Indemnitor” as such term is used in this Agreement and Broker-Dealer, and each of its directors, officers and employees, as applicable, shall be an “Indemnitee” as such term is used in this Agreement.

(iv)                              Company shall indemnify and hold Broker-Dealer, and its directors, officers, and employees, harmless from any Costs sustained by Broker-Dealer (including reasonable attorneys’ fees) on account of, arising out of any claim, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Company contained in this Agreement; (b) a violation of state and/or federal securities or insurance laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Company; (c) negligent, fraudulent, illegal or wrongful action or inaction by Company or by persons employed or appointed by Company other than Broker-Dealer or its employees or appointees.  In any of the foregoing cases Company shall be an “Indemnitor” as such term is used in this Agreement and Broker-Dealer, and each of its directors, officers and employees, as applicable, shall be an “Indemnitee” as such term is used in this Agreement.

7.3.3                     Indemnification Claim Notice and Case Management.  Indemnitor shall not be liable under this indemnification provision with respect to any Claim made against an Indemnitee unless that Indemnitee shall have notified the Indemnitor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Claim shall have been served upon that Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent).  At any time after such notice, any Indemnitor may deliver to the Indemnitee its written acknowledgment that Indemnitee is entitled to indemnification under this Section 7.3 for all Costs associated with the Claim.  The Indemnitor shall thereafter be entitled to assume the defense of the Claim and shall bear all expenses associated therewith, including without limitation, payment on a current basis of all previous Costs incurred by the Indemnitee in relation to the Claim from the date the Claim was brought.  After notice from any Indemnitor to the Indemnitee of an election to assume the defense of any Claim, the Indemnitee shall not be liable to the Indemnitors for any Costs related to the Claim.  Until such time as Indemnitee receives notice of an Indemnitor’s election to assume the defense of any Claim, Indemnitee may defend itself against the Claim and may hire counsel and other experts of its choice and Indemnitors, jointly and severally, shall be liable for payment of counsel and other expert fees on a current basis as the same are billed.

7.3.4                     Cooperation and Updates.  To the extent that an Indemnitee makes a claim for indemnification against an Indemnitor, Indemnitee and Indemnitor shall each give the other reasonable access during normal business hours to its books, records and employees and those books, records and employees within its control in connection with the Claim for which indemnification is sought hereunder and shall otherwise cooperate with one another in the defense of any such Claim.  Regardless of which party defends a particular Claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, but in any event within five (5) business days after such development.  In no event shall either Indemnitor or Indemnitee be required to divulge any privileged information.

7.3.5                     Settlement.  If an Indemnitee is defending a Claim and: (1) a settlement proposal is made by the Claimant, or (2) the Indemnitee desires to present a settlement proposal to the Claimant, then the Indemnitee promptly shall notify the Indemnitors of such settlement proposal together with its counsel’s recommendation and shall request the consent of Indemnitor(s).  Indemnitee, in making such request, shall make available complete access, during normal business hours, to any and all discovery up to the date of such request.  If the Indemnitee desires to enter into the settlement and less than all of the Indemnitors consent within five (5) business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then Indemnitors, from the time they fail to consent forward, shall defend the Claim and shall further indemnify the Indemnitees for all Costs associated with the Claim which are in excess of the proposed settlement amount even if the same were not originally covered under this Section 7.  If an Indemnitor is defending a Claim and a settlement requires an admission of liability by Indemnitee or would require Indemnitee to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise), Indemnitor may agree to such settlement only after obtaining the express, written consent of Indemnitee.

7.3.6                     Indemnification Disputes.  In the event that there is a dispute between an Indemnitee and an Indemnitor over whether the Indemnitor is liable for a Claim, then:

(i)                                     Indemnitee shall defend the Claim in accordance with the provisions of Section 7.3 hereof in the same manner and under the same terms as though there were no dispute and Indemnitor had failed to elect to defend the Claim itself and Indemnitee shall have the right to settle such Claim pursuant to Section 7.3.5 hereof;

(ii)                                  In addition, Indemnitor must advise Indemnitee of such a dispute and the reasons therefor, in writing, within thirty (30) days after the Claim is first tendered to Indemnitor, unless the Indemnitee and Indemnitor mutually agree, in writing, to extend the time; and

(iii)                               The Indemnitee and the Indemnitor shall use good faith efforts to resolve any dispute as to Indemnitor’s indemnification obligation.  Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying Claim brought by the Claimant, before a court of competent jurisdiction.  No finding or judgment in any litigation on the underlying Claim, except for Cost amounts, shall be given any weight in the court proceedings on the indemnification issue.  Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred 30 days from the commencement of the same unless such time period is extended by the written mutual agreement of the parties).  The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys’ fees, costs and expenses.  From and after the date on which responsibility for a disputed indemnity Claim is resolved: (I) Indemnitor shall continue to pay all Costs that are determined by the parties or the court, as the case may be, to be allocable to any such Claim which is determined to be a Claim subject to indemnity, and (II) Indemnitee shall (i) pay all future Costs that are determined by the parties or the court, as the case may be, to be allocable to any such Claim which is determined to be a Claim not subject to indemnity and (ii) reimburse Indemnitor for all Costs previously paid by Indemnitor which are allocable to such Claim determined to be a claim not subject to indemnity.

Broker-Dealer and Affiliates expressly authorize Company Distributor to charge against all compensation due or to become due to Broker-Dealer or its Affiliates under this Agreement any monies paid or liabilities incurred by Company or Distributor under this Indemnification provision.

7.4                               Assignment

No assignment of this Agreement, or commissions payable hereunder, shall be valid unless authorized in writing by each of the non-assigning parties.  Every assignment shall be subject to any indebtedness and obligation of the assigning parties that may be due or become due to non-assigning parties and any applicable state insurance regulations pertaining to such assignments.

7.5                               Offset

Broker-Dealer expressly authorizes Company to deduct, from any monies due under this Agreement, every indebtedness or obligation of Broker-Dealer to Company or to any of its affiliates under this Agreement.

7.6                               Confidentiality

Company, Distributor and Broker-Dealer agree that all facts or information received by any party related to a contract owner shall remain confidential, unless such facts or information is required to be disclosed by any regulatory authority or court of competent jurisdiction.

For purposes of this Agreement, Personal Information means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medical records.

All parties agree to use and disclose Personal Information only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal Information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act (Public Law 106-102).  If any party hereto outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

7.7                               Prior Agreements

This Agreement terminates all previous agreements, if any, between Company, Distributor and Broker-Dealer with respect to the Products set forth in the Exhibit A.  However, the execution of this Agreement shall not affect any obligations which have already accrued under any prior agreement.

7.8                               Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of page left blank intentionally]

By executing this Broker-Dealer Sales and Supervision Agreement, Broker-Dealer acknowledges that it has read this Agreement in its entirety and is in agreement with the terms and conditions outlining the rights of Distributor, Company and Broker-Dealer and Affiliates under this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective upon the date below.

Date:	Forethought Distributors, LLC.

By:

Printed:

Its:

Date:	Forethought Life Insurance Company

By:

Printed:

Its:

Date:	[ Broker-Dealer]

By:

Printed:

Its:

EXHIBIT A

[Intentionally left blank — see separate Exhibit A]

EXHIBIT B

In accordance with Section 5.3 of the Broker-Dealer-Dealer Sales and Supervision Agreement, no compensation is payable unless Broker-Dealer and Registered Representative have first complied with all applicable state insurance laws, rules and regulations.  Distributor must ensure that any Broker-Dealer with whom Distributor intends to enter into an Agreement and any Registered Representatives meet the licensing and registration requirements of the state(s) Broker-Dealer operates in and the FINRA.

Company is required by the Insurance Department in all 50 states to pay compensation only to individuals and entities that are properly insurance licensed and, in some states, appointed.  For registered products, Distributor must also comply with FINRA regulations that require Distributor to pay compensation to a FINRA registered Broker-Dealer.  Distributor must comply with both state and FINRA requirements.

Distributor requires confirmation that Broker-Dealer holds current state insurance licenses or markets insurance products through a contractual affiliate or wholly-owned agency, which is properly insurance licensed and, if applicable, appointed.  If Broker-Dealer is properly state licensed then compensation must be paid to Broker-Dealer in compliance with both state and FINRA requirements.

If Broker-Dealer is not state insurance licensed and relies on the licensing of a contractual affiliate or wholly-owned agency, the SEC has issued a number of letters indicating that, under specific limited circumstances, it will take “no action” against insurers (Distributor) paying compensation on registered products to Broker-Dealer’s contractual affiliate or wholly-owned agency.  At the request of Broker-Dealer, Distributor will provide copies of several of these letters as well as a summary of their requirements.

If Broker-Dealer intends to rely on one of these “no-action” letters, legal counsel for Broker-Dealer must confirm to Distributor in writing that all of the circumstances of any one of the SEC no-action letters are applicable, specifically including the jurisdictions for which Broker-Dealer does not hold current state insurance licenses.  Broker-Dealer’s counsel must summarize each point upon which the no-action relief was granted and represent that Broker-Dealer’s method of operation is identical or meets the same criteria.

The Broker-Dealer Sales and Supervision Agreement will not be finalized and no new applications for products will be accepted or no new compensation will be payable unless the appropriate proof of state licensing or no-action relief is confirmed.  In addition to a letter from Broker-Dealer’s counsel, copies of the following documentation is required:

•                                          insurance licenses for all states in which Broker-Dealer holds these licenses and intends to operate and/or;

•                                          insurance licenses for any contractual affiliate or wholly-owned agency; and

•                                          the SEC No-Action Letter that will be relied upon.

EXHIBIT C

COMMISSION SCHEDULE

REQUIRED DISCLOSURE OF COMPENSATION WHEN BROKER-DEALER RECEIVES CERTAIN FEES FROM THE POLICYHOLDER

This amendment is to confirm our mutual agreement to comply with all applicable state insurance and federal securities laws relating to the disclosure of compensation generated in connection with the sales of products described in this agreement, as amended from time to time.  To the extent applicable, this amendment also addresses the specific practice of registered representative(s) charging fees to a policyholder for the placement/service of Forethought’s products sold by the Registered Representative.  The charging of any fee to a policyholder is solely a decision by the Distributor or its registered representative(s) acting on its own behalf and not on behalf of Forethought.

If Broker/Dealer or its registered representative(s) receives compensation from a policyholder for the placement/service of a policy or contract, the Registered Representative(s) agrees at a minimum to disclose to the policyholder before the sale that the registered representative(s) is receiving compensation from Forethought.  Broker/Dealer will determine the manner of such disclosure.  Additionally, Forethought will disclose compensation paid to Distributor and registered representative consistent with applicable state insurance and federal securities laws.  This obligation constitutes an amendment to the terms the Agreement and does not substitute for any broader disclosure obligations required by law.

Although not generally applicable to the sale of variable insurance products, each party acknowledges that certain states may prohibit or place restrictions on the ability of producers to charge fees to their policyholder.  State law may also require a policyholder’s written consent to receive both a fee and commission, may impose greater duties on a Registered Representative who charges fees, and may require a more detailed disclosure by the Registered Representative of compensation received from the insurer.

Commissions Schedules follow on separate pages below:

Exhibit A-1

Forethought Life Insurance Company

Products Sold By:

Firm Name:  [                                                                              ]

Effective Date:  [       ]

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

ForeRetirement Variable Annuity

Huntington ForeRetirement Variable Annuity

ForeInvestors Choice Variable Annuity

SINGLE PREMIUM DEFERRED ANNUITY CONTRACT

ForeCareSM

SecureFore 3SM

SecureFore 5SM

SecureFore 7SM

FIXED INDEXED ANNUITY CONTRACT

ForeIncomeSM

ForeAccumulationSM

Forethought Life Insurance Company

SCHEDULE OF COMMISSIONS FOR ANNUITY SALES
ForeRetirement Variable Annuity B-Share

Exhibit C

This Schedule of Commissions for Annuity Sales (“Schedule”) is an Exhibit to the Broker Dealer Sales and Supervision Agreement (“Agreement”). This schedule is for Forethought Life Insurance Company (“FLIC”) annuity contracts sold under the Agreement which are issued on or after the Schedule Effective Date. No commissions will be earned or paid unless the corresponding form of annuity contract is available for sale by FLIC in the applicable state.

Compensation - In lieu of compensation under any other agreement previously executed with respect to the above referenced product, Forethought Life Insurance Company will pay the Representative or his/her legal representative or assigns, as full compensation, commissions and/or service fees on Deposits received for annuity contracts issued upon applications secured by Representative, in states where contracts have been approved and where the Representative is duly qualified and licensed to solicit business, in accordance with the following schedule.

This schedule is effective as of the date of the Broker-Dealer Sales and Supervision Agreement.

	Fronted / Option A		Trail / Option B
Issue Age	% of Premiums	Annual Trail	% of Premiums	Annual Trail*	Trail Commencement Date	Annual Trail Payment Schedule
0-80	7.00%	0.00%	5.75%	0.25%	Year 2	End of each calendar quarter on contract aged at least 12 months.

* For eligible contracts, the trail commission is calculated as a percentage of the total Contract Value at the end of the calendar quarter, less any premium payment received within the prior 12 months. Trails will be paid to the agent of record, at the end of the calendar quarter.

Trail commission payments will not be paid unless the contract is inforce as of the trail payment date.

Commission Chargeback - In the case of a contract termination during the right to examine provision, a 100% chargeback applies. Payment of the trail commission is subject to and contingent upon the continuation of the plan of distribution (12b-1 plan), if applicable, offered by any contract fund manager. If Forethought ceases to receive such fees, Forethought’s obligation to pay Trail Commissions shall terminate.  Forethought shall notify the Agent of the termination of the plan of distribution at least one quarter prior to termination of trail commissions.  Termination of the Agreement shall not terminate FLIC’s right to chargeback commissions that were paid by FLIC under the terms of said Agreement.

•                 New business applications and business submitted through any proprietary or third party order entry system or other means of Electronic Data Interchange (collectively “EDI”) shall constitute Broker-Dealer’s acceptance of the terms and conditions stated herein. By submitting applications and EDI business, Broker-Dealer hereby certifies that principal review has been completed in accordance with FINRA Rules 2330, 2090 & 2111 prior to submittal.

•                 The principal underwriter may, in its discretion, pay reduced compensation in connection with internal exchanges that are part of an insurance company sponsored program or a pre-approved accommodation.

•                 Commission is calculated as a percentage of the initial and subsequent Deposits.  Employee business is non-commissionable.

•                 This schedule is subject to all provisions of the Broker Dealer Sales and Supervision Agreement except as modified herein.

•                 This schedule amends your existing agreement with the issuing company of Forethought Life Insurance Company. The submission of business following receipt of this notification operates to amend your agreement with us.  Product and Commission Option availability are subject to the Broker Dealer Sales and Supervision Agreement currently in effect.

Forethought Life Insurance Company

SCHEDULE OF COMMISSIONS FOR ANNUITY SALES
ForeRetirement Variable Annuity C-Share

Exhibit C

This Schedule of Commissions for Annuity Sales (“Schedule”) is an Exhibit to the Broker Dealer Sales and Supervision Agreement (“Agreement”). This schedule is for Forethought Life Insurance Company (“FLIC”) annuity contracts sold under the Agreement which are issued on or after the Schedule Effective Date. No commissions will be earned or paid unless the corresponding form of annuity contract is available for sale by FLIC in the applicable state.

Compensation - In lieu of compensation under any other agreement previously executed with respect to the above referenced product, Forethought Life Insurance Company will pay the Representative or his/her legal representative or assigns, as full compensation, commissions and/or service fees on Deposits received for annuity contracts issued upon applications secured by Representative, in states where contracts have been approved and where the Representative is duly qualified and licensed to solicit business, in accordance with the following schedule.

This schedule is effective as of the date of the Broker-Dealer Sales and Supervision Agreement.

	Option A		Option B
Issue Age	% of Premiums	Annual Trail*	% of Premiums	Annual Trail*	Trail Commencement Date	Annual Trail Payment Schedule
0-80	2.00%	1.00%	1.15%	1.15%	Year 2	End of each calendar quarter on contract aged at least 12 months.

*For eligible contracts, the trail commission is calculated as a percentage of the total Contract Value at the end of the calendar quarter less any premium payment received within the prior 12 months. Trails will be paid to the agent of record, at the end of the calendar quarter.

Trail commission payments will not be paid unless the contract is inforce as of the trail payment date.

Commission Chargeback - A chargeback of 100% of commissions will be made against the Agent of record at the time of full surrender occurring within the first six months and a 50% commission chargeback in months 7 through 12 of the guarantee period. In the case of a contract termination during the right to examine provision where we fully refund the monies, a 100% chargeback applies.  Payment of the trail commission is subject to and contingent upon the continuation of the plan of distribution (12b-1 plan), if applicable, offered by any contract fund manager. If Forethought ceases to receive such fees, Forethought’s obligation to pay Trail Commissions shall terminate.  Forethought shall notify the Agent of the termination of the plan of distribution at least one quarter prior to termination of trail commissions.  Termination of the Agreement shall not terminate FLIC’s right to chargeback commissions that were paid by FLIC under the terms of said Agreement.

•                 New business applications and business submitted through any proprietary or third party order entry system or other means of Electronic Data Interchange (collectively “EDI”) shall constitute Broker-Dealer’s acceptance of the terms and conditions stated herein. By submitting applications and EDI business, Broker-Dealer hereby certifies that principal review has been completed in accordance with FINRA Rules 2330, 2090 & 2111 prior to submittal.

•                 The principal underwriter may, in its discretion, pay reduced compensation in connection with internal exchanges that are part of an insurance company sponsored program or a pre-approved accommodation.

•                 Commission is calculated as a percentage of the initial and subsequent Deposits.  Employee business is non-commissionable.

•                 This schedule is subject to all provisions of the Broker Dealer Sales and Supervision Agreement except as modified herein.

•                 This schedule amends your existing agreement with the issuing company of Forethought Life Insurance Company. The submission of business following receipt of this notification operates to amend your agreement with us.  Product and Commission Option availability are subject to the Broker Dealer Sales and Supervision Agreement currently in effect.

Forethought Life Insurance Company

SCHEDULE OF COMMISSIONS FOR ANNUITY SALES
ForeRetirement Variable Annuity L-Share

Exhibit C

This Schedule of Commissions for Annuity Sales (“Schedule”) is an Exhibit to the Broker Dealer Sales and Supervision Agreement (“Agreement”). This schedule is for Forethought Life Insurance Company (“FLIC”) annuity contracts sold under the Agreement which are issued on or after the Schedule Effective Date. No commissions will be earned or paid unless the corresponding form of annuity contract is available for sale by FLIC in the applicable state.

Compensation - In lieu of compensation under any other agreement previously executed with respect to the above referenced product, Forethought Life Insurance Company will pay the Representative or his/her legal representative or assigns, as full compensation, commissions and/or service fees on Deposits received for annuity contracts issued upon applications secured by Representative, in states where contracts have been approved and where the Representative is duly qualified and licensed to solicit business, in accordance with the following schedule.

This schedule is effective as of the date of the Broker-Dealer Sales and Supervision Agreement.

OPTION A

Issue Age	% of Premiums	Annual Trail*	Trail Commencement Date	Annual Trail Payment Schedule
0-80	6.00%	1.00%	Year 5	End of each calendar quarter on contract aged at least 48 months.

* For eligible contracts, the trail commission is calculated as a percentage of the total Contract Value at the end of the calendar quarter less any premium payment received within the prior 48 months. Trails will be paid to the agent of record, at the end of the calendar quarter.

OPTION B

Issue Age	% of Premiums	Annual Trail**	Trail Commencement Date	Annual Trail Payment Schedule
0-80	4.00%	1.00%	Year 2	End of each calendar quarter on contract aged at least 12 months.

** For eligible contracts, the trail commission is calculated as a percentage of the total Contract Value at the end of the calendar quarter less any premium payment received within the prior 12 months. Trails will be paid to the agent of record, at the end of the calendar quarter.

Trail commission payments will not be paid unless the contract is inforce as of the trail payment date.

Commission Chargeback - In the case of a contract termination during the right to examine provision, a 100% chargeback applies. Payment of the trail commission is subject to and contingent upon the continuation of the plan of distribution (12b-1 plan), if applicable, offered by any contract fund manager. If Forethought ceases to receive such fees, Forethought’s obligation to pay Trail Commissions shall terminate.  Forethought shall notify the Agent of the termination of the plan of distribution at least one quarter prior to termination of trail commissions.  Termination of the Agreement shall not terminate FLIC’s right to chargeback commissions that were paid by FLIC under the terms of said Agreement.

•                 New business applications and business submitted through any proprietary or third party order entry system or other means of Electronic Data Interchange (collectively “EDI”) shall constitute Broker-Dealer’s acceptance of the terms and conditions stated herein. By submitting applications and EDI business, Broker-Dealer hereby certifies that principal review has been completed in accordance with FINRA Rules 2330, 2090 & 2111 prior to submittal.

•                 The principal underwriter may, in its discretion, pay reduced compensation in connection with internal exchanges that are part of an insurance company sponsored program or a pre-approved accommodation.

•                 Commission is calculated as a percentage of the initial and subsequent Deposits.  Employee business is non-commissionable.

•                 This schedule is subject to all provisions of the Broker Dealer Sales and Supervision Agreement except as modified herein.

•                 This schedule amends your existing agreement with the issuing company of Forethought Life Insurance Company. The submission of business following receipt of this notification operates to amend your agreement with us.  Product and Commission Option availability are subject to the Broker Dealer Sales and Supervision Agreement currently in effect.